Exhibit 99

OLD STONE CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2003, 2002 AND 2001

OLD STONE CORPORATION

CONSOLIDATED BALANCE SHEETS - DECEMBER 31, 2003 AND 2002

($ in thousands)

ASSETS

	2003	2002
Cash	$20	$2
Short Term Investments	-	-
Loans Receivable, less allowance for loan losses ($29 in 2003 and 2002)	-	-
Other assets	253	280

	$272	$282

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Other Liabilities	$1,464	$1,426

Commitments and contingencies

Redeemable preferred stock:
Preferred stock, series B, $1 par value; 1,046,914 shares authorized, issued and outstanding (liquidation value $20,938)	20,938	20,938

Stockholders’ equity (deficit): Common stock, $1 par value, 25,000,000 shares authorized; 8,351,046 shares issued	8,300	8,300
Additional paid-in capital	91,079	91,079
Accumulated deficit	(120,365)	(120,318)
Treasury stock, at cost, 54,000 shares	(1,143)	(1,143)
	(22,130)	(22,082)

	$272	$282

The accompanying notes are an integral part of the consolidated financial statements.

OLD STONE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

($ in thousands except for per share data)

	2003	2002		2001

Income:
Interest income		$		$11
Commission income				113
Contract fee income
Other income	21		4	13

	$21		$4	$137

Expenses:
Salaries and employee benefits		$		$150
Clearance fees and bank charges				48
Professional fees				22
Insurance				12
Net occupancy expense				11
Equipment expense, including depreciation				6
Other expense	69		45	34

	69		45	283

Net loss	$(47)		$(42)	$(146)

Net loss available for common shareholders	$(2,560)		$(2,555)	$(2,708)

Loss per share	$(.31)		$(0.31)	$(0.33)

Average common shares outstanding	8,297,046		8,297,046	8,297,046

The accompanying notes are an integral part of the consolidated financial statements.

OLD STONE CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

($ in thousands)

	Common stock	Additional paid-in capital	Accumulated deficit	Treasury stock	Total

Balance, December 31, 2000	$8,300	$91,096	$(120,130)	$(1,143)	$(21,877)

Net loss			(146)		(146)

Accretion of discount on preferred stock, Series B		(49)			(49)
Elimination of liability relating to called Series A, preferred stock		32			32
Balance, December 31, 2001	8,300	91,079	(120,276)	(1,143)	(22,040)

Net loss			(42)		(42)

Balance, December 31, 2002	8,300	91,079	(120,318)	(1,143)	(22,082)

Net loss			(47)		(47)

Balance, December 31, 2003	$8,300	$91,079	$(120,365)	$(1,143)	$(22,130)

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

($ in thousands)

	2003	2002	2001

Cash flows from operating activities:
Net Loss	$(47)	$(42)	$(146)
Adjustments to reconcile net loss to net cash:
Provision for bad debts
Depreciation
Increase in:
Other assets		(30)
Other liabilities	0	25	7
Decrease in:
Other assets	27		21
Other liabilities	(37)

Net cash provided by (used in) operating activities	(57)	(47)	(118)

Cash flows from investing activities:
Net decrease (increase) in investments	-	13	91
Deposit made to clearing broker-dealer
Net decrease in loans			25

Net cash provided by (used in) investing activities	-	(34)	116

Cash flows from financing activities:
Decrease in restricted cash			39
Payments made on amounts due holders of Series C preferred stock			(5)
Borrowings under Line of Credit	75
Net cash provided by financing activities	75		34

Increase (decrease) in cash	18	(34)	32

Cash, beginning of year	2	36	4

Cash, end of year	$20	$2	$36

Supplemental disclosure, noncash investing and financing activities:

During 2001, the Company eliminated a $32 liability relating to called Series A preferred stock by increasing additional paid in capital.

The accompanying notes are an integral part of the consolidated financial statements.

OLD STONE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

1.	Description of business, basis of presentation and summary of significant accounting policies:

Description of business and basis of presentation:

Old Stone Corporation (the “Company”) was originally formed as a unitary savings and loan holding company which conducted substantially all of its business through its ownership of Old Stone Bank (a federal savings bank) and subsidiaries (together, the “Bank”). On January 29, 1993, the Office of Thrift Supervision of the United States Department of the Treasury (“OTS”) placed the Bank into receivership due to the Bank’s under capitalization. The OTS created a new institution, Old Stone Federal Savings Bank (“Old Stone Federal”) to assume all deposits and certain other liabilities and assets of the Bank. The Resolution Trust Corporation (“RTC”) was appointed receiver to handle all matters related to the Bank and as conservator of Old Stone Federal. A substantial portion of the assets and liabilities of Old Stone Federal was sold by the RTC to another Rhode Island financial institution in 1994. The Federal Deposit Insurance Corporation (“FDIC”), as successor-in-interest to the RTC, continues to act as conservator of the remaining assets and liabilities of Old Stone Federal.

As a result of the receivership of the Bank, the Company has undergone material changes in the nature of its business and is no longer operating as a savings and loan holding company. Accordingly, the operations of the Bank subsequent to receivership have not been included in the accompanying consolidated financial statements.

The Company’s continuing business activities included its sole active surviving subsidiary, Old Stone Securities Company (OSSC), a securities broker/dealer registered with the Securities and Exchange Commission and member of the National Association of Securities Dealers (NASD), which provided brokerage services to customers who were predominately medium to high-income individuals and small-market businesses, located principally in Rhode Island. All material intercompany transactions and balances have been eliminated. The Company discontinued the operations of OSSC effective December 31, 2001.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed previously, substantially all of the operations of the Company have been discontinued. The Company has a net equity deficiency of approximately $30,779,271 at December 31, 2003 and is subject to a number of commitments and contingencies, as follows:

OLD STONE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

1.	Description of business, basis of presentation and summary of significant accounting policies (continued):

Effective December 31, 2001, the operations of OSSC have been discontinued. Accordingly, the Company’s revenues subsequent to December 31, 2001 available to fund continuing operating expenses are limited.

The Company has been unable to pay cumulative dividends on the Series B preferred stock outstanding. Also, management does not expect the Company to be able to meet its redemption obligations, unless the Company is successful in its litigation against the United States Government.

The Company may be subject to legal proceedings related to its management of the Bank prior to receivership.

There is an uncertainty as to whether amounts owed for accrued state income taxes and prior years pension contribution allocations will ultimately become due.

All of the above raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Until the outstanding uncertainties discussed above are resolved, management has invested, and intends to continue to invest, the Company’s assets on a short-term basis. The Company’s Board of Directors has made no decision at the present time as to whether or not it would be appropriate for the Company to liquidate its assets, other than the assets of OSSC.

Use of estimates:

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Amounts particularly susceptible to significant change in the near term include amounts accrued for state income taxes and prior years pension contribution allocations.

OLD STONE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

1.	Description of business, basis of presentation and summary of significant accounting policies (continued):

Cash and cash equivalents:

The Company considers all highly liquid investments with a maturity of three months or less when purchased, excluding money market funds, to be cash equivalents. There were no cash equivalents at December 31, 2003, 2002 or 2001.

Short-term investments:

The Company’s short-term investment securities consist principally of investments in money market funds and are classified as available for sale. Accordingly, short-term investments are carried at fair value, based on market value, which approximates cost. These money market funds primarily hold investments in U.S. Government securities in the name of the fund.

The cost of investments sold is determined using the specific identification method.

Securities transactions:

As a securities broker/dealer through December 31, 2001, OSSC was engaged in buying and selling securities for a diverse group of individual and business investors. OSSC introduced transactions for clearance to another broker/dealer on a fully disclosed basis.

Customers’ securities transactions were recorded on a settlement date basis with related commission income and expenses recorded on a trade date basis. Securities transactions entered into for the account and risk of OSSC were recorded on a trade date basis.

Loans and reserve for loan losses:

Investments in loans are stated at amortized cost, less an allowance for amounts deemed uncollectible by management. Substantially all such investments in loans are being serviced by Old Stone Federal or its successor-in-interest and were purchases of participating interests in loans or groups thereof in prior years. The loans bear interest at 8.25% and are collateralized by real estate or tangible property. At December 31, 2003, the Company had $29,000 of loans outstanding for which an allowance for loan losses was recorded in the amount of outstanding loans.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

OLD STONE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

1.	Description of business, basis of presentation and summary of significant accounting policies (continued):

Loans and reserve for loan losses (continued):

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Income taxes:

The Company has filed consolidated federal income tax returns, including all of its subsidiaries, for 2003 and prior years.

The Company accounts for certain income and expenses for financial reporting purposes in different periods than for income tax reporting purposes, principally with respect to the continuing losses incurred by the Company.

The change in the deferred tax assets and liabilities resulting from these and other temporary differences are recognized currently in the provision for income taxes.

Loss per common share:

Loss per common share is computed by dividing net loss, increased by required dividends on preferred stock and the accretion of the discount on the preferred stock, by the weighted average number of shares of common stock outstanding during each period presented.

- 9 -